Exhibit 99.1

NEWS RELEASE	C2012-09

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594	Contacts DST: Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

NYSE Symbol: DST	Media: Matthew Sherman / Nicholas Lamplough Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449 Investors: Art Crozier / Jennifer Shotwell / Larry Miller Innisfree M&A Incorporated (212) 750-5833

FOR IMMEDIATE RELEASE – August 1, 2012

DST SYSTEMS, INC. ANNOUNCES SECOND

QUARTER 2012 FINANCIAL RESULTS

KANSAS CITY, MO (August 1, 2012) – DST Systems, Inc. (NYSE: DST) reported consolidated net income attributable to DST (“DST Earnings”) of $144.9 million ($3.17 per diluted share) for the second quarter 2012 compared to $55.2 million ($1.17 per diluted share) for the second quarter 2011. DST Earnings for the six months ended June 30, 2012 were $200.2 million ($4.40 per diluted share) compared to $108.6 million ($2.31 per diluted share) for the six months ended June 30, 2011. Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $35.4 million ($0.77 per diluted share) for second quarter 2012 compared to $49.4 million ($1.05 per diluted share) for second quarter 2011, and $82.9 million ($1.82 per diluted share) for the six months ended June 30, 2012 compared to $100.1 million ($2.13 per diluted share) for the six months ended June 30, 2011.

The diluted EPS impact of non-GAAP adjustments for second quarter 2012 is summarized as follows:

Reported GAAP diluted EPS - second quarter 2012	$3.17
Dividend and gain on sale of a private company investment	(2.56)
Net gains on securities and other investments	(0.10)
Asset impairment, employee termination and other expenses from discontinuance of insurance solution development	0.11
Real estate impairments and leased facility abandonment costs	0.05
Other employee termination expenses	0.05
Impairment of unconsolidated affiliates	0.04
Business advisory expenses	0.01
Adjusted Non-GAAP diluted EPS - second quarter 2012	$0.77

FOR IMMEDIATE RELEASE – August 1, 2012

Asset monetization update

During the quarter, DST recorded $158.2 million of cash proceeds from sales of investments, including $138.7 million from the sale of a portion of its investment in a privately held company in a transaction arranged by that company. Since the November 2, 2011 announcement of the DST Board’s commitment regarding the Company’s business plan and strategy, DST has realized $250.0 million of cash, consisting of $202.7 million of proceeds from the sales of investments and a $47.3 million dividend from the same privately held company during the second quarter. Cash from these transactions were primarily used to reduce debt. DST will continue to evaluate investment assets for potential monetization on an ongoing basis.

Discontinuing development of insurance processing solution for insurance market

After a thorough evaluation, DST has ceased the development of a processing solution for the North America insurance market, which was being built around the Percana software licensed from IFDS Ireland, the Company’s joint venture with State Street Corporation. DST is discontinuing its role in the development of the solution due to the Company’s current outlook for market demand and estimated costs to complete development. This decision does not impact IFDS Ireland or the Company’s European solution being provided through IFDS.

As a result of this decision, DST recorded during the second quarter 2012 asset impairment charges of $5.8 million (principally software costs, both internal and third party, associated with the development of the solution), employee termination expenses of $1.9 million and other operating costs of $1.4 million. DST does not anticipate significant additional charges during the remainder of 2012 as a result of this decision.

DST noted that it currently maintains relationships with more than 20 of the top 25 insurance companies in the United States, and that the insurance market continues to be a key vertical market for the Company. DST will continue to provide mutual fund, retirement, AWD and output solutions to this market.

The above referenced dividends, asset monetization gains and discontinuance charges have been reflected as non-GAAP adjustments. A description of the other non-GAAP adjustments is included at the end of the release.

Comparison of second quarter 2012 non-GAAP diluted EPS to first quarter 2012 non-GAAP diluted EPS and second quarter 2011 non-GAAP diluted EPS

DST historically has not provided comparative analyses against prior quarter financial results. However, DST believes it is appropriate to set forth significant variances from first quarter 2012 financial results.

FOR IMMEDIATE RELEASE – August 1, 2012

Comparison to first quarter 2012

Non-GAAP diluted EPS decreased $0.28 from first quarter 2012 to second quarter 2012, primarily from the following items:

Adjusted Non-GAAP diluted EPS - first quarter 2012	$1.05
Lower AWD software and hosting revenues	(0.08)
Higher contributions from DST Healthcare	0.06
Lower contributions from DST Output Solutions U.K.	(0.03)
Higher employee compensation costs	(0.05)
Computershare dividend received in first quarter 2012	(0.03)
Lower equity in earnings of unconsolidated affiliates	(0.02)
Higher income tax rate	(0.13)
Adjusted Non-GAAP diluted EPS - second quarter 2012	$0.77

•	DST recorded higher AWD software and hosting revenues in the first quarter 2012, a portion of which was anticipated for later in the year. Although software and software related revenues are not a significant portion of DST’s revenues, they can have a significant impact on earnings when recorded.

•	Output Solutions results during second quarter 2012 were lower than first quarter 2012 principally from the effect of increased losses recorded at DST Output U.K. caused by lower revenues.

•	DST Healthcare results during second quarter 2012 were higher than first quarter 2012. DST Healthcare benefitted from the finalization of incentive fees related to claims processing activities and professional service fees related to a conversion that has been cancelled due to the client being acquired by another processor. Lower operating costs also contributed to the higher results.

•	As a result of the dividend and gain from the private company investment, increased accruals have been recorded in accordance with the Company’s employee compensation plans. It is also expected that equity compensation expense will be increased for the remainder of 2012 by $0.06 per diluted share as a result of the gains recorded.

•	Computershare Ltd. pays semi-annual dividends, which are in the first quarter and the third quarter. Accordingly, no dividend was received in second quarter 2012.

•	Increased costs were incurred at both IFDS UK and IFDS Canada in connection with new client conversions and new product initiatives. As previously reported, IFDS Canada is converting a shareowner processing client which will add approximately 1.2 million accounts, and IFDS UK is converting new unit trust clients with approximately 900,000 accounts and converting life and pensions clients with approximately 250,000 policies to their proprietary processing systems. IFDS projects that these four new clients will produce approximately $44.0 million of annualized revenue when fully converted.

FOR IMMEDIATE RELEASE – August 1, 2012

•	The full year 2012 estimated tax rate has increased from 34.5% to 37% as a result of lower foreign tax credits and increased losses in international subsidiaries for which no current tax benefit exists. The first quarter 2012 tax rate was 32.5%. A 41.8% tax rate was needed in the second quarter 2012 to bring the year to date tax provision in line with current expectations.

Comparison to second quarter 2011

Non-GAAP diluted EPS in second quarter 2012 decreased $0.28 from the second quarter 2011 primarily due to the following:

•	Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $41.4 million or 9.8% to $465.5 million as compared to second quarter 2011. Financial Services operating revenues increased $26.5 million or 9.4% primarily from $23.6 million of operating revenues from ALPS. Output Solutions operating revenues increased $14.4 million or 10.0% reflecting the acquisition of Lateral Group Limited (“Lateral”) in August 2011 and a full quarter of Newkirk Products, Inc. (“Newkirk”) acquired in May 2011.

•	Income from operations decreased $6.4 million or 8.6% compared to second quarter 2011. Financial Services income from operations decreased $3.8 million or 5.8% during the quarter to $61.2 million and Output Solutions income from operations decreased $3.3 million or 36.3% during the quarter to $5.8 million. Significant items contributing to the net change in operating income are the following:

o	Lower contributions from mutual fund shareowner account processing from lower transfer agency and distribution support operating revenues associated with decreased accounts.

o	Increased earnings from the DST Healthcare businesses from higher pharmacy claim processing revenues attributable to new clients and from increased medical claim business process outsourcing and professional services revenues.

o	Contributions from the inclusion of ALPS Holdings, Inc. (“ALPS”), which was acquired on October 31, 2011.

o	Business development and start-up costs for the insurance, brokerage and retirement businesses during the quarter were $12.0 million, an increase of $5.4 million as compared to second quarter 2011. The Company anticipates that it will recognize $0.26 of after tax expense per diluted share of business development and start-up expenses for the brokerage and retirement businesses for the remainder of 2012.

o	Increased Financial Services depreciation and amortization and amortization expense of $3.1 million, primarily from $2.3 million of higher intangible asset amortization expense related to the 2011 acquisitions.

o	Higher employee compensation plan costs associated with higher earnings in 2012 from gains previously described and more unvested equity awards outstanding in 2012.

o	Lower operating margins on increased Output Solutions operating revenues attributable to higher operating costs to support new clients and conversion activities, higher intangible asset amortization related to the Lateral ($500,000) and Newkirk ($100,000) acquisitions and higher costs in Canada for plant expansion.

FOR IMMEDIATE RELEASE – August 1, 2012

•	Lower equity in earnings of unconsolidated affiliates during second quarter 2012 of $3.5 million from decreased earnings at IFDS and BFDS. The decline in IFDS earnings was attributable to costs to develop its insurance and pension recordkeeping services in the United Kingdom and costs associated with new client conversion activities in both the United Kingdom and Canada. The decline in BFDS earnings is from decreased revenues associated with decreased accounts.

•	Higher income tax rate in second quarter 2012 of 41.8% as compared to second quarter 2011 of 34.0%. The increased rate is attributable to lower foreign tax credits and increased losses in international subsidiaries for which no current tax benefit exists. The increase in income tax rate reduced second quarter 2012 DST earnings by approximately $0.10 per diluted share.

Share-related and debt activity during the second quarter 2012 were as follows:

•	The Company had 45.1 million shares of common stock outstanding at June 30, 2012, an increase of approximately 200,000 shares from March 31, 2012 primarily from shares issued under equity compensation plans. Shares outstanding decreased by 1.4 million shares from June 30, 2011 attributable to share repurchases made during the second half of 2011.

•	Average diluted shares outstanding for second quarter 2012 were 45.7 million, an increase of 500,000 shares or 1.1%, from first quarter 2012 and a decrease of 1.5 million shares or 3.2% from second quarter 2011. The changes in average diluted shares outstanding from first quarter 2012 and second quarter 2011 resulted from a higher average stock price and share repurchases made in the second half of 2011.

•	Total stock options, restricted stock and restricted stock units (“equity units”) outstanding at June 30, 2012 were 3.5 million, of which 2.5 million were stock options, 100,000 were restricted stock and 900,000 were restricted stock units. Equity units decreased 100,000 units or 2.8% from March 31, 2012 from fewer stock options outstanding. Equity units decreased 1.0 million units or 22.2% from June 30, 2011 primarily from fewer stock options outstanding associated with the exercise and expiration of these awards.

•	At June 30, 2012, the Company’s total debt outstanding was $1.214 billion, $146 million less than March 31, 2012, mostly attributable to the use of proceeds from previously mentioned asset monetizations and dividends received.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment (excluding out-of-pocket reimbursements) for second quarter 2012 increased $26.5 million or 9.4% to $307.5 million as compared to second quarter 2011. ALPS contributed approximately $23.6 million of operating revenues for the quarter. Healthcare and brokerage operating revenues increased as compared to second quarter 2011. These operating revenue increases were partially offset by lower operating revenues for mutual fund registered shareowner account servicing.

FOR IMMEDIATE RELEASE – August 1, 2012

Total mutual fund accounts serviced decreased 2.3 million and 2.5 million, respectively, for the three and six months ended June 30, 2012. The following table summarizes changes in U.S. mutual fund registered accounts and subaccounts:

(in millions)	Three Months Ended	Six Months Ended
	June 30, 2012	June 30, 2012
Registered Accounts
Beginning balance	82.8	85.1
New client conversions		0.5
Subaccounting conversions to DST platforms	(0.1)	(1.8)
Subaccounting conversions to non-DST platforms	(2.0)	(3.4)
Conversions to non-DST platforms	(0.9)	(0.9)
Organic growth	0.4	0.7
Ending balance	80.2	80.2

Subaccounts
Beginning balance	16.7	14.6
New client conversions
Conversions from non-DST registered platforms	0.1	0.2
Conversions from DST's registered accounts	0.1	1.8
Organic growth	0.1	0.4
Ending balance	17.0	17.0
Total accounts	97.2	97.2

Tax-advantaged accounts were 42.3 million at June 30, 2012, a decrease of 400,000 accounts from March 31, 2012. Tax-advantaged accounts represent 52.7% of total registered accounts serviced at June 30, 2012, as compared to 50.2% at December 31, 2011.

As previously announced, two clients affiliated with Bank of New York Mellon Corporation (“BNYM”), a competitor of DST, are converting to BNYM’s in-house platform. In the second quarter 2012, approximately 800,000 registered accounts were converted to BNYM’s platform, and 5.8 million subaccounts are scheduled to convert during third quarter 2012.

Projections of registered accounts converting to subaccounts are based on information obtained from DST’s clients and are subject to change. Based on results through June 30, 2012 and information provided by its clients regarding the remainder of the year, the Company currently expects total conversions of registered accounts to subaccounts in 2012 to be between 8-10 million, of which approximately 30% of these accounts should convert to DST’s subaccounting platform. These estimates are consistent with prior guidance. The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors. Actual results could differ from the Company’s estimates.

Assets under active distribution by ALPS and assets under administration by ALPS at June 30, 2012 were $57.4 billion and $94.3 billion, respectively, both essentially unchanged as compared to March 31, 2012.

FOR IMMEDIATE RELEASE – August 1, 2012

Brokerage operating revenues increased from higher levels of subaccounts serviced and revenues from acquired businesses. Subaccounts serviced increased 2.4 million accounts or 16.4% from December 31, 2011.

Retirement operating revenues for the second quarter 2012 were lower than second quarter 2011 resulting from lower levels of defined contribution participants serviced due to the annual removal of prior year terminated participants. The following table summarizes changes in defined contribution participants serviced during the three and six months ended June 30, 2012 (in millions):

	Three months	Six Months
	Ended	Ended
	June 30, 2012	June 30, 2012
Defined Contribution Participants
Beginning balance	4.7	4.6
Organic decline	(0.3)	(0.2)
Ending balance	4.4	4.4

Defined contribution (“DC”) participants were 4.4 million at June 30, 2012, a decrease of 300,000 participants or 6.4% from March 31, 2012 and a decrease of 200,000 participants or 4.3% from December 31, 2011. Previously announced participant conversions totaling approximately 1.3 million are expected to occur in 2012 and 2013, with approximately 600,000 participant conversions expected to occur in fourth quarter 2012.

DST HealthCare operating revenues during the second quarter 2012 increased from the finalization of incentive fees related to claims processing activities, professional service fees related to a conversion that has been cancelled due to the client being acquired by another processor and higher volumes of claim processing. Pharmacy claims paid during second quarter 2012 were 98.7 million, an increase of 8.9 million claims or 9.9% from the prior year quarter. The increase in pharmacy claims paid in second quarter 2012 is associated with new clients and higher volumes processed from existing clients. Covered lives using DST’s medical claim processing platforms were 22.6 million at June 30, 2012, unchanged from March 31, 2012 and an increase of 100,000 from June 30, 2011.

AWD operating revenues during the second quarter 2012 decreased slightly as compared to second quarter 2011 due to lower professional services. Active AWD users at June 30, 2012 were 201,000, essentially unchanged from March 31, 2012 and June 30, 2011.

DST Global Solutions (investment management) operating revenues during second quarter 2012 decreased slightly from the same period in 2011 due to lower license sales.

Financial Services Segment software license fee revenues are derived principally from DST Global Solutions, DST Health Solutions and AWD. Operating revenues include approximately $8.2 million of software license fee revenues for second quarter 2012, a decrease of $1.2 million or 12.8% from the same period in 2011 reflecting lower medical claims and investment management license fee revenues, partially offset by higher AWD software license fee revenues. While license fee revenues are not a significant percentage of DST’s operating revenues, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

FOR IMMEDIATE RELEASE – August 1, 2012

Financial Services costs and expenses for second quarter 2012, excluding reimbursable operating costs, increased $27.2 million or 13.8% to $224.9 million. Deferred compensation expenses declined $3.9 million as compared to second quarter 2011. Excluding deferred compensation, operating costs and expenses increased $31.1 million in second quarter 2012, primarily from the inclusion of ALPS and other 2011 acquisitions, higher retirement and brokerage business development expenses and increased equity compensation expense as previously described.

The Company maintains a limited number of deferred compensation plans, including a mandatory deferral of a portion of the annual incentive compensation award. Under these arrangements, participants are allowed to hypothetically invest their deferred compensation awards in certain investments and are credited with deemed gains or losses of their underlying hypothetical investments. The Company generally purchases matching investments, designated as trading securities, to fund the deferred compensation liability and to eliminate the income statement effect of changes in the liability. The change in the liability, whether an increase or decrease, is recorded in operating expense; the change in the corresponding related investment assets is recorded in other income. However, in the determination of pre-tax income, the two offset each other.

Financial Services depreciation and amortization increased $3.1 million in second quarter 2012 to $21.4 million. Increased intangible asset amortization of $2.3 million from 2011 Financial Services Segment acquisitions (of which ALPS was $1.6 million) and increased depreciation from recent capital expenditures were partially offset by lower intangible asset amortization from DST Health Solutions as certain assets became fully amortized at September 30, 2011.

Financial Services Segment income from operations for second quarter 2012 totaled $61.2 million as compared to $65.0 million in second quarter 2011, a decrease of $3.8 million or 5.8%. Excluding the effects of deferred compensation, income from operations decreased $7.7 million to $57.8 million. Operating margin for second quarter 2012 was 19.9% as compared to 23.1% for second quarter 2011. Excluding the effects of deferred compensation, operating margin for second quarter 2012 was 18.8% as compared to 23.3% in 2011.

Output Solutions Segment

The following table presents the financial results of the Output Solutions Segment for second quarter 2012 and 2011 (in millions):

	Three Months Ended June 30,
	2012			2011
	Operating	Operating	Operating	Operating	Operating	Operating
	Revenue	Income (Loss)	EBITDA	Revenue	Income (Loss)	EBITDA

North America	$110.8	$9.1	$16.6	$106.4	$11.7	$19.7

United Kingdom	47.9	(3.3)	0.3	37.9	(2.6)	0.4

Output Solutions Segment	$158.7	$5.8	$16.9	$144.3	$9.1	$20.1

The increase in Output Solutions Segment operating revenues (excluding out-of-pocket reimbursements) for second quarter 2012 is $14.4 million or 10.0%, mostly attributable to operating revenues from the acquisitions of Lateral and Newkirk. Out-of-pocket reimbursement revenues increased $7.5 million or 5.0% in second quarter 2012 to $156.1 million, attributable to higher volumes from new clients and volumes from the Lateral and Newkirk acquisitions.

FOR IMMEDIATE RELEASE – August 1, 2012

	Three Months Ended
	June 30,
	2012	2011

Images Produced
North America	2,216.2	2,213.9
United Kingdom	544.1	476.1
Output Solutions Segment	2,760.3	2,690.0

Packages Mailed
North America	527.4	472.1
United Kingdom	183.3	173.0
Output Solutions Segment	710.7	645.1

Output’s North America operating revenues increased $4.4 million or 4.1% in second quarter 2012 to $110.8 million principally from the acquisition of Newkirk in May 2011 and from new client revenues, which were partially offset by lower volumes from existing clients. North America images produced during second quarter 2012 were 2.2 billion, a 0.1% increase over second quarter 2011. North America packages mailed during second quarter 2012 were 527.4 million, an increase of 55.3 million packages mailed or 11.7% as compared to the same period in 2011. The increase in images produced was from the acquisition of Newkirk and new client volumes, which were partially offset by lower volumes from existing clients. The increase in packages mailed was from the acquisition of Newkirk, new client volumes and the mix of work from existing clients, partially offset by lower volumes from existing clients.

North America income from operations was $9.1 million during second quarter 2012, a decrease of $2.6 from second quarter 2011, reflecting higher operating costs associated with an increased workforce to support new clients and conversion activities, higher intangible asset amortization related to the Newkirk acquisition and higher costs in Canada for plant expansion. North America operating margin was 8.2% for second quarter 2012 as compared to 11.0% in second quarter 2011. North America Operating EBITDA was $16.6 million, a decrease of $3.1 million or 15.7% from second quarter 2011.

During second quarter 2012, Output Solutions received new client commitments in North America representing, when fully transitioned, approximately 19 million of aggregate packages annually, based on current volume levels. Full conversion activities for these new clients are expected to be completed in the first quarter 2013.

DST Output U.K. operating revenues increased $10.0 million or 26.4% in second quarter 2012 to $47.9 million. Increases in revenues associated with the acquisition of the Lateral Group were partially offset by lower volumes from existing clients. United Kingdom images produced during second quarter 2012 were 544.1 million, an increase of 68.0 million or 14.3% as compared to the same period in 2011. United Kingdom items mailed during second quarter 2012 were 183.3 million, an increase of 10.3 million or 6.0% as compared to the same period in 2011. The increase in images produced and packages mailed was primarily the result of the inclusion of the Lateral Group.

FOR IMMEDIATE RELEASE – August 1, 2012

DST Output U.K. recorded a loss from operations of $3.3 million during second quarter 2012, which was $700,000 more than the loss recorded in second quarter 2011. Included in the quarter’s loss was approximately $1.1 million of intangible asset amortization expense associated with acquisitions, an increase of $500,000 as compared to second quarter 2011. Output U.K. also recorded higher equity compensation costs in second quarter 2012 attributable to new awards granted. Lower than expected revenues contributed to the quarter’s loss. Output’s U.K. Operating EBITDA was $300,000, a decrease of $100,000 from second quarter 2011.

DST Output U.K. continues to review its current cost structure in order to identify additional cost savings opportunities from the acquisition of Lateral. As previously announced, the Company has determined that it will close two U.K. operating locations before the end of 2012. The Company incurred employee related restructuring charges and leased facility abandonment costs in second quarter 2012, which were treated as non-GAAP adjustments, associated with actions resulting from this review. The Company expects to incur facility related restructuring charges later in 2012 as certain leased facilities become vacated.

Investments and Other Segment

Investments and Other Segment operating revenues for second quarter 2012 increased $1.4 million or 10.2% as compared to second quarter 2011, primarily due to higher third party rental activities. Income from operations increased $700,000 to $3.1 million primarily from higher real estate revenues.

Review of DST’s U.S. Real Estate Holdings

The following table summarizes the square footage of real estate facilities wholly-owned by DST or owned through unconsolidated affiliates of DST as of June 30, 2012 (in millions):

	DST	Joint
	Wholly	Venture
	Owned*	Owned*

Occupied by DST and related affiliates	1.9	0.5

Occupied by third parties	0.9	2.4

Total	2.8	2.9

*   Amounts exclude square footage of wholly-owned data centers and surrounding property and a joint venture-owned 1,000 room convention hotel.

DST’s U.S. real estate holdings recorded a $0.03 of diluted EPS during second quarter 2012, a decrease of $0.03 per diluted share as compared to second quarter 2011, primarily from tax benefits recorded in 2011. Operating EBITDA (defined as operating income plus depreciation and amortization) for second quarter 2012 was $5.7 million, an increase of $700,000 as compared to 2011.

DST also evaluates its real estate holdings on a “funds from operations” (“FFO”) basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates. Using this methodology, for second quarter 2012, DST’s real estate holdings had FFO of $5.9 million, a decrease of $1.2 million as compared to second quarter 2011. FFO diluted EPS was $0.13 for second quarter 2012, a decrease of $0.02 per diluted share as compared to second quarter 2011.

FOR IMMEDIATE RELEASE – August 1, 2012

At June 30, 2012, consolidated U.S. real estate related debt was $109.5 million, a decrease of $4.7 million as compared to June 30, 2011. DST’s pro-rata share of debt associated with joint venture real estate at June 30, 2012 was $188.4 million, a decrease of $10.9 million as compared to June 30, 2011, substantially all of which is non-recourse debt.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
BFDS	$2.3	$3.1	$5.5	$6.3
IFDS	0.6	3.8	2.1	9.6
Other	0.8	0.3	1.4	(0.3)
	$3.7	$7.2	$9.0	$15.6

DST’s equity in BFDS earnings for second quarter 2012 was $2.3 million, a decrease of $800,000 as compared to second quarter 2011. Lower revenues in second quarter 2012 associated with reduced levels of accounts serviced resulting from subaccounting conversions were partially offset by lower operating expenses. Average daily client cash balances invested by BFDS were $952 million during second quarter 2012 compared to $1.0 billion during second quarter 2011 from lower levels of transaction activity. Average interest rates earned on the balances increased from 0.09% in second quarter 2011 to 0.15% in second quarter 2012. The net earnings from client cash balances were not sufficient to cover banking and transaction fees.

DST’s equity in IFDS earnings for second quarter 2012 decreased $3.2 million as compared to second quarter 2011, primarily from lower earnings at IFDS U.K and IFDS Canada. The decline in IFDS U.K. earnings was attributable to costs for new product development initiatives and costs associated with client conversion activities. The decline in IFDS Canada earnings was attributable to costs associated with client conversion activities and lower revenues associated with reduced levels of accounts serviced. New product development and client conversion costs will continue to negatively impact IFDS earnings in 2012.

Shareowner accounts serviced by IFDS U.K. were 8.3 million at June 30, 2012, an increase of 100,000 accounts from March 31, 2012 and an increase of 700,000 accounts from June 30, 2011. Shareowner accounts serviced by IFDS Canada were 10.3 million at June 30, 2012, a decrease of 100,000 accounts from March 31, 2012 and a decrease of 400,000 accounts from June 30, 2011.

As previously announced, IFDS U.K. is in the process of converting new shareowner processing clients with approximately 900,000 accounts, of which 700,000 accounts are expected to convert by December 31, 2012 with the remainder by March 31, 2013. IFDS U.K. is also in the process of converting new life and pensions clients with 250,000 policies to their new policy system in late 2012 and 2013. As previously announced, IFDS Canada is in the process of converting a new client which is expected to increase shareowner accounts serviced by approximately 1.2 million accounts in fourth quarter 2012. IFDS projects that these four new clients will produce approximately $44.0 million of annualized revenue when fully converted.

FOR IMMEDIATE RELEASE – August 1, 2012

DST’s equity in earnings of other unconsolidated affiliates for second quarter 2012 increased $500,000 to $800,000 as compared to second quarter 2011, mostly from improved performance by certain real estate affiliates.

Other income, net

Other income, net during second quarter 2012 decreased $3.2 million from second quarter 2011 to $700,000. The decrease in other income is attributable to unrealized depreciation on trading securities (the effect of which is offset as a decrease in costs and expenses in the Financial Services Segment), partially offset by higher dividend income. State Street Corporation increased its quarterly dividend per share to $0.24, an increase of $0.06 per share or $600,000 as compared to second quarter 2011.

Interest expense

Interest expense for second quarter 2012 decreased $300,000 to $11.7 million compared to second quarter 2011. Lower weighted average interest rates were partially offset by higher weighted average debt amounts outstanding.

Income taxes

The Company’s tax rate was 41.8% for second quarter 2012 as compared to 34.0% in second quarter 2011, principally from decreased foreign tax credits and from lower international earnings. Excluding the effect of discrete period items, the Company expects its tax rate to be approximately 37.0% for 2012, but this rate may vary depending on the timing of estimated 2012 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.

Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s comparative operating performance for the periods presented.

FOR IMMEDIATE RELEASE – August 1, 2012

The Company has also presented certain information about its real estate holdings and related financial results on a “funds from operations” (“FFO”) basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates. The National Association of Real Estate Investment Trusts developed FFO as a non-GAAP financial measure of performance of an equity REIT. FFO is a widely used measure of the operating performance of real-estate companies and is typically provided by REIT’s as a supplemental measure to U.S. generally accepted accounting principles net income available to common stockholders and earnings per share. FFO does not represent cash flows from operations as defined by GAAP, is not indicative that cash flows are adequate to fund all cash needs for the Company's real estate operations and should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that the Company is not a REIT, and that not all REIT's calculate FFO the way the Company has, so comparisons with REIT’s should be made with care. Management has provided this non-GAAP measure because it believes it will allow investors and other users of DST's financial statements to better understand the operating performance of DST’s real estate holdings.

DST defines Operating EBITDA as income from operations before depreciation and amortization. This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations. As a measure of liquidity, the Company believes Operating EBITDA is useful as an indicator of its ability to generate cash flow. Operating EBITDA, as calculated by the Company, may not be consistent with computation of Operating EBITDA by other companies. The Company believes a useful measure of the Output Solutions and Investments and Other Segments contribution to DST’s results is to focus on cash flow and DST’s management believes Operating EBITDA is useful for this purpose. A reconciliation of Output Solutions Segment and Investments and Other Segment income from operations to Operating EBITDA is included in schedules that accompany this earnings release. The non-GAAP adjustments to these reconciliations are described in the attached schedule titled “Description of Non-GAAP Adjustments”.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

* * * * *

FOR IMMEDIATE RELEASE – August 1, 2012

Safe Harbor Statement

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “may,” “will,” “would,” “should,” “potential,” “strategy,” “anticipates,” “estimates,” “expects,” “project,” “predict,” “intends,” “plans,” “believes,” “targets” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.

FOR IMMEDIATE RELEASE – August 1, 2012

DST SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Operating revenues	$465.5	$424.1	$941.4	$853.6
Out-of-pocket reimbursements	167.3	158.1	344.6	320.3

Total revenues	632.8	582.2	1,286.0	1,173.9

Costs and expenses	539.6	477.6	1,098.7	969.9
Depreciation and amortization	42.3	31.3	76.3	61.4

Income from operations	50.9	73.3	111.0	142.6

Interest expense	(11.7)	(12.0)	(23.4)	(23.7)
Other income, net	194.2	14.6	223.9	31.8
Equity in earnings of unconsolidated affiliates	1.4	7.2	6.7	15.6

Income before income taxes and non-controlling interest	234.8	83.1	318.2	166.3
Income taxes	89.9	28.7	118.0	58.8

Net income	144.9	54.4	200.2	107.5
Net loss attributable to non-controlling interest		0.8		1.1

Net income attributable to DST Systems, Inc.	$144.9	$55.2	$200.2	$108.6

Average common shares outstanding	45.0	46.5	44.7	46.4
Average diluted shares outstanding	45.7	47.2	45.5	47.1

Basic earnings per share	$3.22	$1.19	$4.48	$2.34
Diluted earnings per share	$3.17	$1.17	$4.40	$2.31

FOR IMMEDIATE RELEASE – August 1, 2012

DST SYSTEMS, INC.

STATEMENT OF REVENUES BY SEGMENT

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
Financial Services
Operating	$307.5	$281.0	$618.6	$565.3
OOP reimbursements	13.1	10.2	27.6	20.8
	$320.6	$291.2	$646.2	$586.1

Output Solutions
Operating	$158.7	$144.3	$324.1	$290.6
OOP reimbursements	156.1	148.6	320.8	301.1
	$314.8	$292.9	$644.9	$591.7

Investments and Other
Operating	$15.1	$13.7	$29.5	$27.8
OOP reimbursements		0.8	0.1	1.4
	$15.1	$14.5	$29.6	$29.2

Eliminations
Operating	$(15.8)	$(14.9)	$(30.8)	$(30.1)
OOP reimbursements	(1.9)	(1.5)	(3.9)	(3.0)
	$(17.7)	$(16.4)	$(34.7)	$(33.1)

Total Revenues
Operating	$465.5	$424.1	$941.4	$853.6
OOP reimbursements	167.3	158.1	344.6	320.3
	$632.8	$582.2	$1,286.0	$1,173.9

FOR IMMEDIATE RELEASE – August 1, 2012

DST SYSTEMS, INC.

STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Income (loss) from operations
Financial Services	$48.8	$64.0	$100.9	$127.1
Output Solutions	4.6	8.9	11.8	14.4
Investments and Other	(0.5)	2.4	2.3	5.0
Elimination Adjustments	(2.0)	(2.0)	(4.0)	(3.9)
	$50.9	$73.3	$111.0	$142.6

DST SYSTEMS, INC.

OTHER SELECTED FINANCIAL INFORMATION

(In millions)

(Unaudited)

	June 30,	December 31,
	2012	2011
Selected Balance Sheet Information
Cash and cash equivalents	$93	$41
Debt	1,214	1,380

	Six Months Ended June 30,
	2012	2011
Capital Expenditures, by Segment
Financial Services	$38	$30
Output Solutions	18	7
Investments and Other	2	3

FOR IMMEDIATE RELEASE – August 1, 2012

DST Systems, Inc.

Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended June 30, 2012, have been treated as non-GAAP adjustments:

•	Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST’s business plan, assets and investment portfolio, included in costs and expenses, in the amount of $500,000. The income tax benefit associated with these expenses was approximately $200,000.

•	Employee termination expenses of $3.6 million associated with reductions in workforce in the Financial Services Segment ($2.8 million) and the Output Solutions Segment ($800,000), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $1.3 million.

•	Leased facility abandonment costs of $400,000, included in costs and expenses in the Output Solutions Segment, associated with properties not used in the U.K. operations. The aggregate income tax benefit associated with these costs was approximately $100,000.

•	Impairment charges on certain real estate assets not currently used in operations of $1.8 million, included in depreciation and amortization expense in the Investments & Other Segment. The charge was comprised of impairments in the U.S. of $1.2 million and internationally of $600,000. The aggregate income tax benefit associated with these costs was approximately $700,000.

•	Leased facility abandonment costs of $1.8 million, included in costs and expenses in the Investments & Other Segment, associated with exiting a leased office building. The aggregate income tax benefit associated with these costs was approximately $700,000.

•	Pretax costs associated with ceasing the development of a processing solution for the insurance market, in the amount of $8.3 million. The costs were comprised of asset impairment charges of $5.8 million, which were included in depreciation and amortization expense, employee termination expenses of $1.9 million and other operating costs of $1.4 million, which were both included in costs and expenses. These costs were partially offset by the recognition of previously deferred IFDS L.P. software license revenues of $800,000 (DST’s share), included in equity in earnings of unconsolidated affiliates, related to the 2011 sale of its Percana software license to DST. The aggregate income tax benefit associated with these net costs is $3.2 million.

FOR IMMEDIATE RELEASE – August 1, 2012

•	Cash dividend and gain on sale of a private company investment of $186.0 million, which was included in other income, net. In May 2012, the Company received a cash dividend of $47.3 million and realized a gain of $138.7 million on the sale of a portion of its shares in a privately held company investment. A portion of the dividend is estimated to qualify for the dividends received deduction. The aggregate income tax expense associated with this dividend and gain was approximately $68.9 million.

•	Other net gain, in the amount of $7.5 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $3.0 million. The $7.5 million of net gains on securities and other investments for second quarter 2012 was comprised of net realized gains from sales of available-for-sale securities of $7.3 million and net gains on private equity funds and other investments of $1.8 million, partially offset by other than temporary impairments on available-for-sale securities of $1.6.

•	Impairment of unconsolidated affiliates, in the amount of $3.1 million, included in equity in earnings of unconsolidated affiliates. The aggregate income tax benefit associate with this expense was approximately $1.2 million.

In addition to the items that occurred in the quarter ended June 30, 2012 as described above, the following items, which occurred during the quarter ended March 31, 2012, have been treated as non-GAAP adjustments:

•	Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST’s business plan, assets and investment portfolio, included in costs and expenses, in the amount of $500,000. The income tax benefit associated with these expenses was approximately $200,000.

•	Employee termination expenses of $4.0 million associated with reductions in workforce in the Financial Services Segment ($2.6 million) and the Output Solutions Segment ($1.4 million), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $1.3 million.

•	Other net gain, in the amount of $17.5 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $6.7 million. The $17.5 million of net gains on securities and other investments for first quarter 2012 was comprised of net realized gains from sales of available-for-sale securities of $15.4 million and net gains on private equity funds and other investments of $2.4 million, partially offset by other than temporary impairments on available-for-sale securities of $300,000. The Company sold 2.5 million shares of Computershare Ltd. in first quarter 2012, received cash proceeds of approximately $22.5 million and recorded a gain of $10.1 million.

The following items, which occurred during the quarter ended June 30, 2011, have been treated as non-GAAP adjustments:

•	Business development expenses (legal, accounting and other professional fees) associated with 2011 business acquisitions, included in costs and expenses, in the amount of $1.2 million ($1.0 million in Financial Services and $200,000 in Output Solutions). The income tax benefit associated with these expenses was approximately $500,000.

FOR IMMEDIATE RELEASE – August 1, 2012

•	Other net gain, in the amount of $11.6 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $4.5 million. The $11.6 million of net gain on securities and other investments for second quarter 2011 was comprised of net realized gains from sales of available-for-sale securities of $10.3 million and net gains on private equity funds and other investments of $1.4 million, partially offset by other than temporary impairments on available-for-sale securities of $100,000.

•	Net loss, in the amount of $900,000, associated with the repurchase of senior convertible debentures, which was included in other income, net. The income tax benefit associated with this net loss was approximately $300,000.

In addition to the items that occurred in the quarter ended June 30, 2011 as described above, the following items, which occurred during the quarter ended March 31, 2011, have been previously reported as non-GAAP adjustments:

•	Contract termination payment, net of certain costs, resulting from the termination of a Financial Services subaccounting client, in the amount of $2.0 million. The net contract termination gain was comprised of operating revenues of $3.5 million, partially offset by certain costs of $1.5 million that were included in cost and expenses. The aggregate income tax expense associated with this net contract termination gain was approximately $800,000.

•	Employee termination benefit expenses of $5.4 million associated with reductions in workforce in the Financial Services Segment ($1.3 million) and the Output Solutions Segment ($4.1 million), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $2.1 million.

•	Other net gain, in the amount of $7.8 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $3.0 million. The $7.8 million of net gains on securities and other investments for first quarter 2011 was comprised of net realized gains from sales of available-for-sale securities of $8.1 million and net losses on private equity funds and other investments of $300,000.

FOR IMMEDIATE RELEASE – August 1, 2012

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS

Three Months Ended June 30,

(Unaudited - in millions, except per share amounts)

	2012
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$50.9	$234.8	$144.9	$144.9	$3.17
Adjusted to remove:
Included in operating income:
Business advisory expenses - Financial Services	0.5	0.5	0.3	0.3	0.01
Employee termination expenses - Financial Services	2.8	2.8	1.7	1.7	0.04
Employee termination expenses - Output Solutions	0.8	0.8	0.6	0.6	0.01
Leased facility abandonment costs - Output Solutions	0.4	0.4	0.3	0.3	0.01
Impairment of real estate assets - Investments & Other	1.8	1.8	1.1	1.1	0.02
Leased facility abandonment costs - Investments & Other	1.8	1.8	1.1	1.1	0.02
Included in operating income and non-operating income:
Asset impairment, employee termination and other expenses from insurance processing business - Financial Services	9.1	8.3	5.1	5.1	0.11
Included in non-operating income:
Net gain on securities and other investments		(7.5)	(4.5)	(4.5)	(0.10)
Dividend and gain on sale of a private company investment		(186.0)	(117.1)	(117.1)	(2.56)
Impairment of unconsolidated affiliates		3.1	1.9	1.9	0.04
Adjusted Non-GAAP income	$68.1	$60.8	$35.4	$35.4	$0.77

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$73.3	$83.1	$54.4	$55.2	$1.17
Adjusted to remove:
Included in operating income:
Business development expenses - Financial Services	1.0	1.0	0.6	0.6	0.01
Business development expenses - Output Solutions	0.2	0.2	0.1	0.1
Included in non-operating income:
Net gain on securities and other investments		(11.6)	(7.1)	(7.1)	(0.14)
Net loss on repurchase of convertible debentures		0.9	0.6	0.6	0.01
Adjusted Non-GAAP income	$74.5	$73.6	$48.6	$49.4	$1.05

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – August 1, 2012

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS

Six Months Ended June 30,

(Unaudited - in millions, except per share amounts)

	2012
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$111.0	$318.2	$200.2	$200.2	$4.40
Adjusted to remove:
Included in operating income:
Business advisory expenses - Financial Services	1.0	1.0	0.6	0.6	0.02
Employee termination expenses - Financial Services	5.4	5.4	3.3	3.3	0.07
Employee termination expenses - Output Solutions	2.2	2.2	1.7	1.7	0.04
Leased facility abandonment costs - Output Solutions	0.4	0.4	0.3	0.3	0.01
Impairment of real estate assets - Investments & Other	1.8	1.8	1.1	1.1	0.02
Leased facility abandonment costs - Investments & Other	1.8	1.8	1.1	1.1	0.02
Included in operating income and non-operating income:
Asset impairment, employee termination and other expenses from insurance processing business - Financial Services	9.1	8.3	5.1	5.1	0.11
Included in non-operating income:
Net gain on securities and other investments		(25.0)	(15.3)	(15.3)	(0.34)
Dividend and gain on sale of a private company investment		(186.0)	(117.1)	(117.1)	(2.57)
Impairment of unconsolidated affiliates		3.1	1.9	1.9	0.04
Adjusted Non-GAAP income	$132.7	$131.2	$82.9	$82.9	$1.82

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$142.6	$166.3	$107.5	$108.6	$2.31
Adjusted to remove:
Included in operating income:
Contract termination payment, net - Financial Svcs.	(2.0)	(2.0)	(1.2)	(1.2)	(0.03)
Employee termination benefit expenses - Financial Services	1.3	1.3	0.8	0.8	0.02
Employee termination benefit expenses - Output Solutions	4.1	4.1	2.5	2.5	0.05
Business development expenses - Financial Services	1.0	1.0	0.6	0.6	0.01
Business development expenses - Output Solutions	0.2	0.2	0.1	0.1
Included in non-operating income:
Net gain on securities and other investments		(19.4)	(11.9)	(11.9)	(0.24)
Net loss on repurchase of convertible debentures		0.9	0.6	0.6	0.01
Adjusted Non-GAAP income	$147.2	$152.4	$99.0	$100.1	$2.13

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – August 1, 2012

DST SYSTEMS, INC.

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

OUTPUT SOLUTIONS SEGMENT

(Unaudited - in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Reported GAAP income (loss) from operations	$4.6	$8.9	$11.8	$14.4

Adjusted to remove:

Depreciation and amortization	11.1	11.0	22.1	21.6

Operating EBITDA, before non-GAAP items	15.7	19.9	33.9	36.0

Adjusted to remove:

Leased facility abandonment costs	0.4		0.4
Employee termination expenses	0.8		2.2	4.1
Business development expenses		0.2		0.2

Adjusted operating EBITDA, after non-GAAP items	$16.9	$20.1	$36.5	$40.3

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – August 1, 2012

DST SYSTEMS, INC.

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Reported GAAP income (loss) from operations	$(0.5)	$2.4	$2.3	$5.0

Adjusted to remove:

GAAP income (loss) from non U.S. real estate operations	(0.9)	(0.4)	(1.0)	(0.5)

U.S. Real Estate Operations GAAP income from operations	0.4	2.8	3.3	5.5

Adjusted to remove:

Depreciation and amortization	3.5	2.2	5.9	4.3

Operating EBITDA, before non-GAAP items	3.9	5.0	9.2	9.8

Adjusted to remove:

Leased facility abandonment costs	1.8		1.8

Adjusted operating EBITDA, after non-GAAP items	$5.7	$5.0	$11.0	$9.8

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – August 1, 2012

DST SYSTEMS, INC.

RECONCILIATION OF EARNINGS BEFORE INTEREST AND INCOME TAXES

TO FUNDS FROM OPERATIONS ("FFO") AND DILUTED EPS

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Reported GAAP earnings before interest and income taxes	$193.7	$16.3	$221.7	$33.1

Adjusted to remove:

GAAP earnings from non U.S. real estate operations	192.7	12.7	217.0	27.5

Reported U.S. Real Estate Operations GAAP earnings before interest and income taxes	1.0	3.6	4.7	5.6

Less: interest expense	(1.5)	(1.5)	(3.0)	(3.0)
Less: income tax (expense) benefit on earnings above	0.2	0.7	(0.7)	0.5
Reported U.S. Real Estate Operations GAAP net income (loss)	$(0.3)	$2.8	$1.0	$3.1

Reported U.S. Real Estate Operations GAAP diluted EPS	$(0.01)	$0.06	$0.02	$0.07

Reported U.S. Real Estate Operations GAAP net income (loss)	$(0.3)	$2.8	$1.0	$3.1
Adjusted to remove net income effect of non-GAAP items:

Impairment of real estate assets - U.S.	0.7		0.7
Leased facility abandonment costs - U.S.	1.1		1.1

Adjusted U.S. Real Estate Operations non-GAAP net income	$1.5	$2.8	$2.8	$3.1

Adjusted U.S. Real Estate Operations non-GAAP diluted EPS	$0.03	$0.06	$0.06	$0.07

Adjusted U.S. Real Estate Operations non-GAAP net income	$1.5	$2.8	$2.8	$3.1

Adjusted to remove:

Depreciation and amortization	2.3 *	2.2	4.7 *	4.3

Pro-rata portion of depreciation and amortization of unconsolidated affiliates	2.1	2.1	4.2	4.4
U.S. Real Estate Funds from operations, non-GAAP	$5.9	$7.1	$11.7	$11.8

U.S. Real Estate Funds from operations non-GAAP diluted EPS	$0.13	$0.15	$0.26	$0.25

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

*	Adjusted for applicable Non-GAAP items

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